Exhibit 99.1

KFORCE REPORTS THIRD QUARTER 2022 REVENUES OF $437.6 MILLION
TECHNOLOGY REVENUES GREW APPROXIMATELY 16% YEAR-OVER-YEAR
AND 50% OVER THE THIRD QUARTER OF 2020
EARNINGS PER SHARE OF $1.09

TAMPA, FL, October 31, 2022 — Kforce Inc. (Nasdaq: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the third quarter of 2022.
Quarterly Financial Highlights
•Revenue for the quarter ended September 30, 2022 was $437.6 million and increased 8.7% year-over-year. Excluding the impact of the planned run-off in the COVID-19 project-related business, overall revenue would have improved 10.7% year-over-year.
•Technology revenue increased 15.8% year-over-year.
•FA revenue decreased 28.0% year-over-year as a result of the planned reductions in our COVID-19 project- related business and repositioning efforts.
•Flex gross profit margins decreased 70 basis points year-over-year.
•Operating margins decreased 10 basis points year-over-year.
•Net income for the quarter ended September 30, 2022 was $22.3 million, or $1.09 per share, versus $20.2 million, or $0.96 per share, in the quarter ended September 30, 2021.
•Returned $28.5 million in capital to our shareholders through $22.5 million in share repurchases and $6.0 million in dividends.
Management Commentary
Joseph J. Liberatore, President and Chief Executive Officer, said, “I am pleased with our overall performance in the third quarter as revenues and earnings per share were near the top end of our guidance, again led by strong sequential and year-over-year growth in our Technology business. With deliberate strategic intent, we have built a solid foundation with nearly 90% of our business concentrated in providing high-end domestic technology talent solutions to world class companies. Due to the strength in the secular drivers of technology services demand and our client portfolio, which is primarily focused in serving Fortune 500 companies across many industries, our Technology business has both consistently grown at well-above market rates during strong economic environments and displayed great resilience in times of economic uncertainty. We believe our debt-free balance sheet and strong predictable cash flows gives us the flexibility to continue investing to grow our business even in choppier economic times. We believe that we are ideally positioned to successfully navigate this uncertain macro landscape. There is simply no other market we would want to be focused in other than the domestic technology talent solutions space as it has, in our view, the greatest prospects for sustained growth. We are extremely fortunate to have a highly tenured leadership team in place to capture additional market share within what we believe will be a continued strong demand environment for our services."
Kye Mitchell, Chief Operations Officer, said, “By design, our Technology business continues to be the primary driver to our success, with year-over-year growth of nearly 16% off increasingly difficult prior year comps and we are anticipating close to 18% growth for the full year of 2022. We have continued to drive high levels of compounded growth in our Technology business, with revenues having grown organically 50% over the last two years. Another strong signal is that we experienced continued acceleration in our average bill rates, which grew 1.4% sequentially and 8.3% year-over-year to approximately $88 per hour. We believe the continued increase in bill rates reflects the strong demand environment for highly skilled talent and the criticality of these resources to our clients' strategic priorities. We believe this is unmistakable evidence that the secular demand drivers in the technology talent solutions space are more tightly correlated to our long-term success than fluctuations in the macro-economic environment.”
David M. Kelly, Chief Financial Officer, said, “We continue to be excited about our future prospects and believe our financial performance has put us in an ideal position to continue to make incremental investments in our business that we believe will benefit our shareholders in the long term. During our Q4 2021 earnings release, we indicated that we expected that 2022 revenues would be at least $1.7 billion and that earnings per share would be at least $4.20. Our guidance for the fourth quarter, at the midpoint, indicates that we would expect to slightly exceed those levels for the full year. Overall, we believe our strategy has put us in an exceptional place, even with the ongoing macro-economic uncertainties. We continued to be active in repurchasing $22.5 million of our stock in the third quarter and, given our confidence in our future prospects, we now expect to return virtually 100% of operating cash flows through dividends and share repurchases to our shareholders in 2022. Our shareholders continue to benefit from our strong performance and efficient capital allocation. Our Board of Directors approved a fourth quarter cash dividend of $0.30 per share to shareholders of record as of the close of business on December 9, 2022, which will be payable on December 23, 2022.”
Fourth Quarter 2022 - Guidance
Looking forward to the fourth quarter of 2022, there will be 61 billing days, which is three fewer compared to the third quarter of 2022 and the same as the fourth quarter of 2021. Current estimates for the fourth quarter of 2022 are:
•Revenue of $414 million to $422 million
•Earnings per share of $0.88 to $0.96
•Gross profit margin of 28.7% to 28.9%
•Flex gross profit margin of 26.5% to 26.7%
•SG&A expense as a percent of revenue of 22.6% to 22.8%
•Operating margin of 5.6% to 6.0%
•WASO of 20.0 million
•Effective tax rate of 20.6%
Conference Call
On Monday, October 31, 2022, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (888) 550-5417 and the conference passcode is "Kforce". The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the Events & Presentations section.
The replay of the call can be accessed at http://investor.kforce.com from 8:00 p.m. E.T., October 31, 2022 until January 29, 2023.
About Kforce Inc.
Kforce Inc. is a solutions firm that specializes in technology and other professional staffing services. Each year, we provide meaningful opportunities for approximately 30,000 highly skilled professionals who work with approximately 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver Great Results Through Strategic Partnership and Knowledge Sharing®. For more information, please visit our website at http://www.kforce.com.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927
Cautionary Note Regarding Forward-Looking Statements
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding the performance of technology-focused businesses, the strength in the secular drivers of demand in technology, the pace of digital transformation, the Firm’s opportunity to continue investing in its future growth, returning capital to its shareholders including the intent and ability to declare and pay quarterly dividends, and the Firm's guidance for the fourth quarter of 2022 and expectations for the full year of 2022. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions; growth rate in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand; a reduction in the supply of consultants and candidates or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; the impacts (direct and indirect) of COVID-19 on our business, our consultants and employees, and the overall economy; changes in the service mix;

ability of the Firm to repurchase shares; the impact of our joint venture's inability to achieve its financial objectives or changes in valuation assumptions; the occurrence of unanticipated expenses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays or termination or the failure to obtain new assignments or contracts, or funding under contracts; ability to comply with our obligations in a remote work environment; changes in client demand and our ability to adapt to such changes; our ability to continue to perform under the government-sponsored COVID-19 related initiatives; continued performance of and improvements to our enterprise information systems; impacts of actual or potential litigation or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ending December 31, 2021, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” "in our view" and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Revenue	$437,620	$436,516	$402,725
Direct costs	310,950	305,444	283,461
Gross profit	126,670	131,072	119,264
Selling, general and administrative expenses	94,306	96,147	88,972
Depreciation and amortization	1,045	1,076	1,026
Income from operations	31,319	33,849	29,266
Other expense (income), net	906	(2,672)	1,448
Income from operations, before income taxes	30,413	36,521	27,818
Income tax expense	8,151	9,605	7,650
Net income	$22,262	$26,916	$20,168

Earnings per share – diluted	$1.09	$1.30	$0.96

Weighted average shares outstanding – diluted	20,450	20,718	21,098
Adjusted EBITDA	$36,808	$39,334	$33,793

Billing days	64	64	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$5,089	$96,989
Trade receivables, net of allowances	281,124	265,322
Income tax refund receivable	35	3,010
Prepaid expenses and other current assets	10,019	6,790
Total current assets	296,267	372,111
Fixed assets, net	6,500	5,964
Other assets, net	81,758	92,629
Deferred tax assets, net	3,272	7,657
Goodwill	25,040	25,040
Total assets	$412,837	$503,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$73,030	$81,408
Accrued payroll costs	81,619	71,424
Current portion of operating lease liabilities	4,074	6,338
Income taxes payable	4,241	1,239
Other current liabilities	22	22
Total current liabilities	162,986	160,431
Long-term debt – credit facility	—	100,000
Other long-term liabilities	40,875	54,564
Total liabilities	203,861	314,995
Commitments and contingencies
Stockholders’ equity:
Common stock	730	730
Additional paid-in capital	502,909	488,036
Accumulated other comprehensive income	6	621
Retained earnings	491,856	442,596
Treasury stock, at cost	(786,525)	(743,577)
Total stockholders’ equity	208,976	188,406
Total liabilities and stockholders’ equity	$412,837	$503,401

Kforce Inc.
Key Statistics
(Unaudited)

	Q3 2022	Q2 2022	Q3 2021
Total Firm
Total Revenue (000’s)	$437,620	$436,516	$402,725
GP %	29.0%	30.0%	29.6%
Flex revenue (000’s)	$422,968	$419,700	$389,173
Hours (000's)	5,124	5,230	5,546
Flex GP %	26.5%	27.2%	27.2%
Direct Hire revenue (000’s)	$14,652	$16,816	$13,552
Placements	682	800	691
Average fee	$21,478	$21,040	$19,611
Billing days	64	64	64
Technology
Total Revenue (000’s)	$390,496	$384,595	$337,230
GP %	27.6%	28.6%	28.4%
Flex revenue (000’s)	$382,072	$375,507	$330,170
Hours (000’s)	4,308	4,292	4,031
Flex GP %	26.0%	26.9%	26.9%
Direct Hire revenue (000’s)	$8,424	$9,088	$7,060
Placements	341	369	290
Average fee	$24,683	$24,654	$24,360
Finance and Accounting
Total Revenue (000’s)	$47,124	$51,921	$65,495
GP %	40.1%	40.7%	35.6%
Flex revenue (000’s)	$40,896	$44,193	$59,003
Hours (000’s)	816	938	1,515
Flex GP %	30.9%	30.4%	28.5%
Direct Hire revenue (000’s)	$6,228	$7,728	$6,492
Placements	341	431	401
Average fee	$18,269	$17,946	$16,181

Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Flex Revenue Growth Rates
	(Per Billing Day)
	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021
Billing Days	64	64	64	61	64
Technology	15.7%	23.3%	26.0%	31.0%	28.9%
FA	(30.7)%	(49.0)%	(37.6)%	(28.9)%	(41.3)%
Total Flex	8.7%	7.2%	11.8%	16.6%	9.1%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company views these non-GAAP financial measures as supplemental and they are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free Cash Flow is limited, however, because it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to (but not a replacement of) our Consolidated Statements of Cash Flows.

	Nine Months Ended September 30,
	2022	2021
Net cash provided by operating activities	$78,063	$59,943
Capital expenditures	(4,656)	(5,026)
Free cash flow	73,407	54,917
Payments on credit facility	(100,000)	—
Repurchases of common stock	(42,103)	(44,407)
Cash dividends	(18,164)	(14,836)
Contributions to WorkLLama joint venture	(500)	(7,000)
Net proceeds from the sale of assets	—	23,742
Note receivable issued to WorkLLama joint venture	(4,500)	—
Other	(40)	(271)
Change in cash and cash equivalents	$(91,900)	$12,145
Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization, stock-based compensation expense, interest expense, fee income from swap termination, net, income tax expense, legal settlement expense, and loss from equity method investment. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows, or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. The measure is not determined in accordance with GAAP and is thus susceptible to varying calculations. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
In addition, although we excluded amortization of stock-based compensation expense because it is a non-cash expense, we expect to continue to incur stock-based compensation in the future and the associated stock issued may result in an increase in our outstanding shares of stock, which may result in the dilution of our shareholder ownership interest. We suggest that you evaluate these items and the potential risks of excluding such items when analyzing our financial position.

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income	$22,262	$26,916	$20,168
Depreciation and amortization	1,045	1,076	1,026
Stock-based compensation expense	4,445	4,410	3,512
Interest expense, net	9	371	750
Gain from swap termination	—	(4,059)	—
Income tax expense	8,151	9,605	7,650
Loss from equity method investment	896	1,015	687
Adjusted EBITDA	$36,808	$39,334	$33,793